Exhibit 14

                   SANTA FE FINANCIAL CORPORATION
                          CODE OF ETHICS
                               FOR
                     SENIOR FINANCIAL OFFICERS


This Code of Ethics applies to Santa Fe Financial Corporation's ("Santa Fe" or the "Company") Senior Financial Officers. "Senior Financial Officers" shall include the principal executive officer, the principal accounting officer or controller, or persons performing similar functions, including Santa Fe's President and Chief Executive Officer, Chief Financial Officer, Treasurer, Controller, Vice President, and such other individuals as determined from time to time by the Audit Committee of the Company for purposes of this Code of Ethics. The Company expects all employees, in carrying out their job responsibilities, to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by Santa Fe's other corporate policies and procedures adopted from time to time by the Company. This Code of Ethics supplements the foregoing with respect to all Senior Financial Officers.

Santa Fe's Senior Financial Officers will:

    1. Engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment;

    2. Avoid actual or apparent conflicts of interest between personal and professional relationships and disclose to the Company's Audit Committee and counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

    3. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Santa Fe files with, or submits to, the Securities and Exchange Commission and in other public communications made by Santa Fe;

    4. Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which Santa Fe is a member;

    5. Maintain the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

    6. Promote ethical and honest behavior among employees under your supervision; and

    7. Promptly report any possible violation of this Code of Ethics to the Audit Committee and the Company's counsel.

All Senior Financial Officers are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence Santa Fe's independent public accountant engaged in the performance of an audit or review of the financial statements of the Company for the purpose of rendering the financial statements of Santa Fe misleading.

The Audit Committee of the Board of Directors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly as required by law and SEC regulations.

All Senior Financial Officers will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or Santa Fe.

If a Senior Financial Officer has any questions regarding the best course of action in a particular situation, he or she should promptly contact the Chairman of the Audit Committee or the Company's counsel. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.


                                     -2-